EXHIBIT 99.1

Contact: David Crittenden
MSX International
FOR IMMEDIATE RELEASE	248-829-6031
DATE: May 6, 2004	dcrittenden@msxi.com

MSX International returns to profitability in first quarter 2004

WARREN, Mich., May 6, 2004 - MSX International, a global provider of technical business services, announced net income of $394 thousand on sales totaling $167.3 million for the first fiscal quarter of 2004, which ended April 4, 2004. In comparison, in the first quarter of 2003 the company recorded a net loss of $(3.6) million on net sales totaling $183.4 million. Due to a restructuring program implemented in the second half of 2003, first quarter 2004 operating income increased to $9.3 million. This reflects a $6.3 million improvement compared to operating income of $3.0 million in the same period one year ago.

Frederick K. Minturn, executive vice president and chief financial officer, observed, “Our first quarter results highlight the impact of our actions last year to align our cost structure with current sales volumes. We are pleased to report profitability in the first quarter, which is consistent with our plans for the balance of 2004. Our improving financials are the result of some very dedicated people, who continue to deliver exceptional services to our customers.”

Gross profit of $20.6 million in the first quarter was equal to the first quarter of 2003, despite the 8.7% decline in net sales from the earlier period. The impact of lower revenues was offset by reductions in cost of sales totaling approximately $4.2 million. In addition, selling, general and administrative expenses decreased $4.8 million compared to the first fiscal quarter one year ago. Our interest expense totaled $7.8 million in first quarter 2004, a $1.1 million increase from the prior year due primarily to the refinancing of our senior secured debt in August 2003. Net income also reflects a $1.1 million provision for income taxes.

MSX International will host a conference call at 2:00 p.m. EDT on Monday, May 10, to review these results. To listen to the call, dial 212-346-6540 and provide reservation number 21193956. A replay of the call will be available beginning at 4:00 p.m. EDT Monday, May 10, at 800-633-8284 (Domestic) or 402-977-9140 (International), with the same reservation number.

MSX International, headquartered in Warren, Mich., is a global provider of technical business services. The company combines innovative people, standardized processes and today’s technologies to deliver a collaborative, competitive advantage. MSX International has over 6,100 employees in 25 countries. Visit our Web site at http://www.msxi.com.

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Certain of the statements made in this press release including the success of restructuring activities and other operational improvements constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current management projections and expectations. They involve significant risks and uncertainties. As such, they are not guarantees of future performance. MSX International disclaims any intent or obligation to update such statements.

Actual results may vary materially from those in the forward-looking statements as a result of any number of factors, many of which are beyond the control of management. These important factors include: our substantial indebtedness; our reliance on major customers in the automotive industry, including the timing of their product development and other initiatives, and the value of our associated accounts receivable from them; the market demand for our technical business services in general; our ability to recruit and place qualified personnel; delays or unexpected costs associated with cost reduction efforts; risks associated with operating internationally, including economic, political and currency risks; and risks associated with our acquisition strategy. Additional information concerning these and other factors are discussed in the company’s 2003 Annual Report on Form 10-k (filed March 19, 2004), in Amendment No. 1 to the company’s Registration Statement on Form S-4 (filed November 19, 2003), and in other filings with the Securities and Exchange Commission.

MSX INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
for the fiscal quarters ended April 4, 2004 and March 30, 2003

	Fiscal Quarter Ended
	April 4,	March 30,
	2004	2003
	(in thousands)
Net sales	$167,314	$183,351
Cost of sales	146,713	162,788

Gross profit	20,601	20,563
Selling, general and administrative expenses	11,307	16,090
Restructuring and severance costs	—	1,352
Loss on asset impairment and sale	—	79

Operating income	9,294	3,042
Interest expense, net	7,805	6,675

Income (loss) before income taxes, minority interests and equity in affiliates	1,489	(3,633)
Income tax provision	1,095	101
Less minority interests and equity in affiliates, net of taxes	—	(174)

Net income (loss)	394	(3,560)
Accretion for redemption of preferred stock	(2,665)	(2,194)

Net loss available to common shareholders	$(2,271)	$(5,754)

MSX INTERNATIONAL, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
for the fiscal quarters ended April 4, 2004 and March 30, 2003

	Fiscal Quarter Ended
	April 4,	March 30,
	2004	2003
	(in thousands)
Reconciliation of EBITDA:
Operating income (loss)	$9,294	$3,042
Michigan Single Business and similar taxes	786	875

EBIT, as defined	10,080	3,917
Depreciation	2,381	4,759
Restructuring and severance costs	—	1,352
Loss on asset impairment and sale	—	79

EBITDA before restructuring and severance costs and asset disposition, as defined	$12,461	$10,107

     EBITDA is shown here because we use it for internal reporting purposes. We believe it is an indicative measure of operating performance, and it is used by investors and analysts to evaluate companies with capital structures similar to ours.

     As defined here, EBITDA may not be comparable to similarly titled measures reported by other companies. EBITDA is not an alternative measure of operating results or cash flows from operations, as determined in accordance with accounting principles generally accepted in the United States. EBITDA should be considered in addition to, not as a substitute for, operating income (loss), net income (loss), cash flows and other measures of financial performance and liquidity reported in accordance with such accounting principles.